EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Pinnacle Financial Partners, Inc.:
We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.
Our report covering the Company’s December 31, 2007 financial statements refers to a change in accounting for uncertainty in income taxes in 2007 and a change in accounting for share-based payments in 2006.
Our report on the effectiveness of internal control over financial reporting as of December 31, 2007, contains an explanatory paragraph that states that Pinnacle Financial Partners, Inc. acquired Mid-America Bancshares (Mid-America) during 2007. Management excluded Mid-America’s internal control over financial reporting from its evaluation of the Company’s internal control over financial reporting as of December 31, 2007. Our audit report of internal control over financial reporting of the Company also excluded an evaluation of internal control over financial reporting of Mid-America.
/s/ KPMG LLP
Nashville, Tennessee
August 8, 2008